Exhibit 99.1

CONTACTS
From: Tony DeFazio	For: Jennifer Weingartner, Director of Investor Relations
DeFazio Communications, LLC	Phillips Edison – ARC Shopping Center REIT
tony@defaziocommunications.com	jweingartner@phillipsedison.com
Ph: (484) 532-7783	Ph: (513) 619-5058

FOR IMMEDIATE RELEASE

Phillips Edison–ARC Shopping Center REIT Inc. Acquires 157,459 Square Foot Giant Eagle Grocery Store-Anchored Shopping Center in Ohio

CINCINNATI, OH, October 25, 2012 — Phillips Edison–ARC Shopping Center REIT Inc. (“the Company”) today announced the acquisition of Brook Park Plaza, a 157,459 square foot shopping center anchored by a Giant Eagle grocery store in Brook Park, Ohio, a suburb of Cleveland. The acquisition of Brook Park Plaza brings the Company’s total portfolio to 22 properties with an aggregate purchase price of approximately $242.9 million.

The Company is a public non-traded REIT focused on the acquisition and management of well-occupied grocery-anchored neighborhood shopping centers throughout the United States.

Brook Park Plaza is 87.8 percent occupied and anchored by an 82,000 square foot Giant Eagle grocery store, which has a fuel station. Giant Eagle is the No. 1 grocer by market share in the Cleveland, Ohio area. When combined with the Giant Eagle grocery store lease, 83.5% of rents from the shopping center come from national tenants.

About Phillips Edison – ARC Shopping Center REIT Inc.

Phillips Edison-ARC Shopping Center REIT Inc. is a public non-traded REIT that seeks to acquire and manage well-occupied grocery-anchored neighborhood shopping centers having a mix of national and regional retailers selling necessity-based goods and services, in strong demographic markets throughout the United States. The REIT is co-sponsored by two industry leaders: Phillips Edison & Company, who has acquired over $1.8 billion in shopping centers throughout the United States, and AR Capital, LLC, a real estate investment program sponsor dedicated to governance best practices. As of October 25, 2012, Phillips Edison-ARC owned, directly or indirectly through a joint venture in which it has a controlling interest, and managed an institutional quality retail portfolio consisting of 22 grocery-anchored shopping centers totaling 2,170,991 square feet. For more information on the company, please visit the website at www.phillipsedison-arc.com.

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